EXHIBIT 10.4

SHARE REPURCHASE AGREEMENT

This agreement ("Agreement") is made as of this 5th day of November, 2007, by and between ACCESSKEY IP, INC., a Nevada corporation, having a place of business at 600 8100 M4 Wyoming Blvd NE, Suite 420, Albuquerque, New Mexico, 87113, ("Issuer," "Buyer" or the "Company") and Philly Financial, L.L.C., a Minnesota limited liability company, having its principal address at 155 Revere Dr., Suite 10, Northbrook, IL 60062 ("Seller").

WITNESSETH:

WHEREAS, Seller previously purchased shares of the Company's Common Stock;

WHEREAS, the Company has determined that it is in the best interests of the Company

WHEREAS, Seller desires to sell and Buyer desires to purchase for the consideration hereinafter set forth certain shares of Common stock of the Company (the "Shares"); and

WHEREAS, Seller and Buyer desire to set forth in this Agreement all the terms, conditions and covenants upon which such purchase and sale are to be consummated;

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained, Issuer and Seller agree as follows:

1.    Representations and Warranties. Seller and Buyer represent, warrant and agree for the benefit of each other as follows:

1.1.
Authorization. The execution and delivery of this Agreement and the sale contemplated herein have been duly authorized by all necessary action of the Seller and Issuer and the Directors of the Company.

1.2.
Power to Convey. Seller has full power and authority, to sell, assign, transfer and convey the Shares and consummate the transactions contemplated herein without the consent of any other person, entity or governmental authority.

1.3.
Restrictive Documents. To the best knowledge of Seller, Seller is not subject to any of the following which may prevent the consummation of the transactions contemplated by this Agreement: any charter, bylaw, mortgage, lien, lease, security or other agreement, instrument, law, rule, regulation, order, judgment or decree or any other restriction of any kind or character. The transfer of Shares hereunder does not contravene any agreement, contract or restriction or condition, express or implied, to which Seller is a party which would have a material adverse effect on such transfer.

1.4.
Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller directly with Buyer without the intervention of any other person. Neither Seller nor Buyer has not acted in any manner so as to give rise to any valid claim against either of the parties hereto for a finder's fee, brokerage commission or other like payment.

1.5.
Survival of Representations. All representations, warranties, covenants and obligations in this Agreement and any certificate or document delivered pursuant to this Agreement will survive the Closing indefinitely, subject to applicable statutes of limitation, unless Buyer had knowledge of any misrepresentations or breach of warranty, covenant or obligation at the time of the Closing.

1.6.
Purchase Intent Representations. Buyer and Seller acknowledge that the Shares are being repurchased by the company to be retired or held as "Treasury Shares" and as such shall be considered Authorized but not Issued nor Outstanding until such time as the Company decides, at its absolute discretion to reissue such stock, either to Seller, or to anyone else the Buyer so chooses. The Company shall not be required to hold these shares as unissued in order to fulfill a later conversion by Seller.

2.    Purchase of Shares.

2.1.
Purchase and Sale of Shares. Seller shall transfer and convey to Buyer and Buyer shall purchase from Seller subject to the terms and conditions hereinafter set forth, 25,041,817 shares of Company common stock (the "Common Stock") at a price of $0.007/share.

2.2.
Purchase Price. As consideration for the sale of the Shares by Seller to Buyer and the performance by Seller of all of the terms and conditions of this Agreement, Buyer shall pay to Seller the total sum of $175,292.719 payable in the form of a Convertible Note to be executed simultaneously with this Agreement.

3.             Closing Date, Subject to the provisions of Sections 5 and 6, the Closing Date shall be November 5, 2007, at the offices the Buyer, said date herein referred to as the "Closing Date."

4.             Miscellaneous.

4.1.
Expenses. Each party to this Agreement shall pay its own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement.

4.2.	Amendment. This Agreement shall not be amended or modified except by a writing duly executed by Issuer and Buyer.

4.3.
Entire Agreement. This Agreement, including the Schedules and the other instruments, agreements and documents delivered pursuant to this Agreement, contain all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

4.4.	Headings. The headings contained in this Agreement are intended solely for the convenience and shall not affect the rights of the parties to this Agreement.

4.5.
Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered to the persons identified below, or three days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, to the addresses first set forth above. Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this paragraph.

4.6.
Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

4.7.
Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

4.8.	No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity which is not a party or an assignee of a party to this Agreement.

4.9.
Counterparts. This Agreement may be signed in any number of counterpart with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

4.10.
Governing Laws. This Agreement and any disputes thereto will be governed by and construed under the laws of the State of Illinois without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would require the application of any other law. All parties hereby affirmatively submit to, and agree not to challenge, personal jurisdiction in any court sitting in Cook County, Illinois.

4.11.	Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto the day and year first above written.

Buyer:	Seller:

/s/ George Stevens	/s/ Brandon Goulding
George Stevens, CEO	Brandon Goulding, Manager
AccessKey IP, Inc.	Philly Financial, LLC